EXHIBIT 16.1

November 13, 2024

To: Securities and Exchange Commission

Effective November 13, 2024, we, Victor Mokuolu, CPA PLLC (the “Firm”) were notified by you, Corner Growth Acquisition Corp. 2 (the “Company”) of dismissal as the Company’s accountants and ceased our services as accountants. The Firm did not issue any report on the Company’s financial statements.

We provided the Company with an official resignation letter dated November 13, 2024.

Please accept this letter addressed to the Securities and Exchange Commission, stating Victor Mokuolu, CPA PLLC agrees with the statements made by the Company in its Item 4.01(a) of Form 8K filed by the Company, dated November 13, 2024.

Very truly yours,

 Houston, Texas